EXHIBIT 99.a


                           GLOSSARY


     The following terms are defined in Article III of the Partnership Agreement, and such definitions, as a matter of law, will govern all relations between the Limited Partners and the Partnership. However, to aid investors in more clearly understanding the way such terms are used in the Partnership Agreement and in this Prospectus, certain additional and somewhat less technical definitions are set forth below:

     "Acquisition Expenses" means all expenses (other than Acquisition Fees) related to the selection and acquisition of properties, whether or not acquired, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance and miscellaneous expenses.

     "Acquisition Fees" means the total of all fees and commissions paid by any party in connection with the purchase or development of a property by the Partnership. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, non-recurring management fee, or any fee of a similar nature, however designated, except that Acquisition Fees shall not include development fees paid to non-affiliated parties in connection with actual development of a property after the acquisition thereof by the Partnership. As used in the preceding sentence, the term "development fees" shall mean fees paid for the packaging of the Partnership's properties, including negotiating and approving plans, and undertaking to assist in obtaining necessary variances and financing for a specific property, either initially or at a later date.

     "Adjusted Capital Contributions" means, for each fiscal quarter, an amount equal to the Limited Partners' Capital Contributions as reduced by all distributions of Sale or Refinancing Proceeds made to the Limited Partners, including any such distributions for such fiscal quarter, except for any distributions of Sale or Refinancing Proceeds required to compensate for a deficiency in the amount of Distributable Cash distributed to the Limited Partners pursuant to Section 6.3(ii) of the Partnership Agreement (but not reduced by any distributions of Distributable Cash).

     "Adjusted Cash Flow" means, with respect to any fiscal period, all Gross Revenues less payments for Operating Cash Expenses (other than the Management Fee payable to the Adviser and expenses payable out of the Capital Contributions of the

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Partners or other sources not included in determining Gross
Revenues), debt service on Partnership indebtedness, capital expenditures with respect to properties and any amounts set aside for restoration or creation of Reserves.

     "Capital Account" means, with respect to each Partner, the account established for each Partner which will initially equal the Capital Contribution of such Partner and throughout the existence of the Partnership will be (a) increased by the amount of Taxable Income and tax exempt income allocated to such Partner and (b) reduced by the amount of Tax Losses and other deductions allocated to such Partner and the amount of Distributable Cash and Sale or Refinancing Proceeds distributed to such Partner.

     "Capital Contribution" means the total amount of money contributed to the Partnership (prior to the deduction of any selling commissions or expenses) by any Partner or all the Partners reduced, in the case of the Limited Partners, by any return of uninvested funds pursuant to Section 5.3A of the Partnership Agreement (but not reduced by any reductions in the related Capital Account or by any tax basis adjustments).

     "Cash Receipts from Operations" means, with respect to any fiscal period, all cash receipts (after deduction of all applicable sales, use, excise and similar taxes, if any) from operation of the properties in the ordinary course of business, without deduction for depreciation or the Management Fee payable to the Adviser or any other expenses of the Partnership. In the event the Partnership enters into any general partnership or other joint venture, Cash Receipts from Operations shall include the Partnership's pro rata share of all cash receipts from operations in the ordinary course of business of such general partnership or other joint venture without deduction for depreciation or any other expenses of such general partnership or other joint venture.

     "Competitive Brokerage Commission" means a real estate brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of the property.

     "Distributable Cash" means, with respect to any fiscal period, Adjusted Cash Flow and any portion of Reserves deemed by the General Partner not to be required for the Partnership's operations (to the extent such Reserves are derived from operations), reduced by an amount equal to the Management Fee.

     "Front-End Fees" means fees and expenses paid by any Person for any services rendered during the Partnership's organization or acquisition phase, including Organization and Offering
Expenses, Acquisition Fees, Acquisition Expenses and any other similar fees.

     "General Partner" means USAA Properties III, Inc., a Texas corporation.

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     "Gross Revenues" means all cash receipts (after deduction of all applicable sales, use, excise and similar taxes, if any) of the Partnership, without deduction for any item of expense, but excluding all Capital Contributions and cash receipts constituting Sale or Refinancing Proceeds (subject to Section
7.4F of the Partnership Agreement).

     "Investment in Properties" means the amount of Capital Contributions actually paid or allocated to the purchase, development, construction or improvement of properties acquired by the Partnership (including the purchase of properties, working capital reserves allocable thereto (except that reserves in excess of 4% of the gross proceeds of the offering of the Units shall not be included) and other cash payments such as interest and taxes, but excluding Front-End Fees).


     "IRS" means the United States Internal Revenue Service.

     "Management Fee" means the fee payable to the Adviser in an amount equal to 4% of the Cash Receipts from Operations, but not to exceed for any fiscal year 9% of Adjusted Cash Flow, in consideration of services rendered under the Advisory Agreement.

     "Operating Cash Expenses" means, with respect to any fiscal period, except to the extent paid with cash withdrawn from reserves therefor, the amount of cash disbursed in such period in order to generate Gross Revenues during such period, including all operating expenses other than the Management Fee (such as but not limited to advertising expenses incurred in connection with the management of Partnership properties and promotional, management, salary, utility, repair and maintenance, accounting, statistical or bookkeeping services, computing or accounting equipment use, travel and telephone expenses).

     "Organization and Offering Expenses" means all expenses incurred in connection with the formation of the Partnership, the registration and qualification of the Units under Federal and state securities laws, and the offering and sale of the Units, including, without limitation, the selling commissions payable in connection with the sale of the Units and the non-accountable expense allowance payable to USAA Investment Management to cover advertising and other expenses incurred in connection with the offering and sale of the Units.

     "Partnership" means USAA Income Properties III Limited
Partnership, a Delaware limited partnership.

     "Partnership Agreement" means the Restated Certificate and
Agreement of Limited Partnership of the Partnership, a form of which appears as Exhibit A to this Prospectus.

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     "Reserves" means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the General Partner for working capital and to pay taxes, insurance, debt service, repairs, replacements or renewals, or other costs or expenses, incident to the ownership or operation of the Partnership's properties.

     "Sale or Refinancing" means any Partnership transaction (other than the receipt of Capital Contributions) not in the ordinary course of its business, including, without limitation, sales, exchanges or other dispositions of real or personal property, condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds) not reinvested in the repair or reconstruction of properties or any mortgage refinancings or borrowings in addition to borrowings initially made to finance the purchase of properties, but excluding: (i) the disposition of a property by transfer back to the seller or an affiliate thereof, whether in the form of a rescission, exchange or resale or pursuant to an option or other similar arrangement entered into at or prior to the time of taking title to the property, if the proceeds from such transfer back are reinvested in another property and (ii) the disposition of a property within two years after termination of the offering of the Units contemplated by
Section 4.3 of the Partnership Agreement if the proceeds of such disposition are reinvested in other properties as permitted by
Section 7.4F of the Partnership Agreement.

     "Sale or Refinancing Proceeds" means all cash receipts (plus any Reserves previously established from Capital Contributions with respect to the property which is the subject of the Sale or Refinancing deemed by the General Partner no longer to be required for the Partnership's operations because of such Sale or Refinancing) arising from a Sale or Refinancing less the following:

          (i) the amount of cash necessary for the payment of all debts and obligations of the Partnership (including non-recourse debts) related to the particular Sale or Refinancing, excluding the real estate brokerage commission payable to the Adviser under Section 7.3A(iv) of the Partnership Agreement but including any other real estate brokerage commission not payable to an affiliate of the General Partner;

          (ii) the amount of cash paid or to be paid by the Partnership in connection with such Sale or Refinancing (which shall include, with regard to damage recoveries or insurance or condemnation proceeds, cash paid or to be paid in connection with repairs, replacements or renewals, in the discretion of the General Partner, relating to damage to or partial condemnation of the affected property);

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          (iii) the amount of cash considered appropriate by the
     General Partner to provide Reserves to pay taxes, insurance, debt service, repairs, replacements or renewals or other costs or expenses of the Partnership (including costs of improvements or additions in connection with any property) or in connection with any refinancing of any property, to provide for the purchase of the underlying land in connection with any property; and

          (iv) any amount of cash considered appropriate by the General Partner to be used to purchase from any partner or co-venturer an interest in a property which is jointly owned.

     "Selling Price" means the total gross contract price receivable by the Partnership from the purchaser upon the sale of a property, without reduction for any mortgage or other indebtedness to which the property may be subject, or any fees or expenses which may be attributable to such sale.

     "Taxable Income" or "Tax Losses", respectively, means the ordinary income or losses of the Partnership for each fiscal year or portion thereof (including the Partnership's share of income or loss of any general partnership or other joint venture which owns a particular property) as determined for Federal income tax purposes, as well as, where the context requires, related Federal tax items such as capital gain or loss and depreciation recapture (including gains or losses arising from a Sale or Refinancing), it being understood that losses for Federal income tax purposes include all amounts treated as a return of capital for Federal income tax purposes by reason of tax basis adjustments.

     "Unit" means the interest of a Limited Partner represented by a Capital Contribution of $500.